Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Global Cord Blood Corporation

We consent to the incorporation by reference in the Registration Statements (No. 333-183143 and No. 333-233880) on Form F-3 of Global Cord Blood Corporation of our reports dated July 29, 2020, with respect to the consolidated balance sheets of Global Cord Blood Corporation and subsidiaries as of March 31, 2019 and 2020, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2020 and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2020, which reports appear in the March 31, 2020 annual report on Form 20-F of Global Cord Blood Corporation.

Our report dated July 29, 2020, on the consolidated financial statements, refers to changes in the method of accounting for revenue recognition and investments in equity securities as of April 1, 2018 and a change in the method of accounting for leases as of April 1, 2019.

/s/ KPMG Huazhen LLP

Beijing, China

July 29, 2020